Peoples Bancorp Inc. [PEBO]
First-Quarter 2017 Earnings Conference Call
Tuesday, April 25, 2017, 11:00 AM ET

Company Participants:
Chuck Sulerzyski; President & CEO
John Rogers; EVP, CFO & Treasurer

Analyst Participants:
Brendan; Sandler O'Neill + Partners
Michael Perito; Keefe, Bruyette & Woods
Kevin Fitzsimmons; Hovde Group
Daniel Cardenas; Raymond James & Associates
Kevin Reevey; D. A. Davidson & Co.

Presentation

Operator: Good morning, and welcome to Peoples Bancorp Inc. conference call. My name is Denise and I will be your conference facilitator today. Today's call will cover a discussion of the results of operation for the quarter ended March 31, 2017.

(Operator Instructions)

This call is also being recorded. If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples' future financial performance or future events. These statements are based on Management's current expectations. The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples' Securities and Exchange Commission filings.

These include, but are not limited to, the success, impact and timing of the implementation of Peoples' business strategies, including the successful integration of acquisitions and the expansion of consumer lending activity; the competitive nature of the financial services industry; changes in the interest rate environment; uncertainty regarding the nature, timing, costs and effects of federal and/or state banking, insurance and tax regulations; changes in policy and other regulatory and legal developments, including uncertainty or speculation about the enactment of changes by the current presidential administration; People's ability to leverage the core banking system upgrade that occurred in the fourth quarter of 2016 without complications or difficulties; and changes in economic conditions and/or activities.

Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples' business and operations. However, it is possible actual results may differ materially from these forward-looking statements. Peoples disclaims any responsibility to update these forward-looking statements after this call except as may be required by applicable legal requirements.

Peoples' first-quarter 2017 earnings release was issued this morning and is available at the peoplesbancorp.com under the Investor Relations tab. A reconciliation of the non-GAAP financial measures discussed during this call to the most directly comparable GAAP financial measures is included at the end of the earnings release.

This call will include about 15 minutes of prepared commentary followed by a question-and-answer period, which I will facilitate.

An archived webcast of this call will be available on peoplesbancorp.com in the Investor Relations section for one year.

Participants in today's call will be Chuck Sulerzyski, President and Chief Executive Officer, and John Rogers, Chief Financial Officer and Treasurer, and each will be available for questions following the opening statements.

Mr. Sulerzyski, you may begin your conference.

Chuck Sulerzyski: Thank you, Denise. Good morning and thank you for joining us for a review of our first-quarter 2017 results.

We released our results earlier this morning. We are delighted to have achieved the highest quarterly net income ever reported for our company.

We reported net income of $8.8 million, or $0.48 per diluted share, for the first quarter of 2017. This compares to net income of $7.4 million in the fourth quarter of 2016, or $0.41 per diluted share. In the first quarter of 2016, net income was $8 million, or $0.44 per diluted share. As anticipated, we had no noncore costs during the first quarter of 2017.

Many of our asset-quality metrics showed improvement during the first quarter of 2017. Nonperforming loans declined $3.8 million, or 15%, compared to December 31, 2016, as we received several payoffs on large relationships during the quarter. Nonperforming loans as a percent of total loans declined to 0.95% compared to 1.13% at December 31, 2016. Classified loans also declined $1.2 million during the first quarter of 2017.

Also during the first quarter, delinquency trends improved as loans past due 30 days or more declined 30% compared to December 31, 2016. At March 31, 2017, approximately 98.6% of our loan portfolio was considered current.

We were able to generate 4% annualized loan growth during the first quarter compared to the end of the prior quarter. Commercial loan growth was 3% annualized during the first quarter. Consumer loans grew 6% annualized during the first quarter, with indirect lending providing most of the growth. Compared to March 31, 2016, our period end loan balances grew 7%, which was evenly distributed between commercial and consumer loans.

Provision for loan losses declined slightly during the quarter. The allowance for loan losses at March 31, 2017, was relatively flat compared to December 31, 2016, as loan growth during the quarter was offset by the improvement in nonperforming loans. The allowance for loan losses as a percent of originated loans, net of deferred fees and costs, was 1.05% at March 31, 2017, compared to 1.08% at December 31, 2016.

During the first quarter, total fee-based income grew 10% compared to the linked quarter, with most of the increase in insurance income. This increase was driven by performance-based insurance commissions that are primarily received in the first quarter of each year and is a core component of our insurance income. The amount we receive fluctuates each year and is based on a combination of factors such as loss experience of policies sold, production volumes, and overall financial performance of the individual insurance carriers.

Compared to the first quarter of 2016, total fee-based income increased 2%. Contributing to this increase was growth in trust and investment income of 13%, which was driven by quality cross-selling of products and additional retirement plan services business coupled with higher bank-owned life insurance income. Fee-based revenues were 33% of total revenue during the first quarter of 2017 compared to 31% in the fourth quarter and 34% in the first quarter of 2016.

Total revenue grew 4% compared to both the fourth quarter and the first quarter of 2016. The increase compared to the fourth quarter was largely due to higher insurance income and net interest income, while the growth compared to the first quarter of 2016 was primarily from increased net interest income.

Total noninterest expense was flat compared to the linked quarter and was up 4% compared to the first quarter of 2016. Although we recorded no noncore costs during the quarter, we experienced higher employee benefit costs than in the fourth quarter, which was mostly due to health insurance costs from higher claims coupled with increased stock-based compensation. Compared to the first quarter of 2016, salaries and employee benefits costs increased due to higher health insurance costs, stock-based compensation, and incentive compensation, with the last two being tied to respective corporate incentive plans. Also contributing to the increase in total noninterest expense compared to the first quarter of 2016 were higher data processing and software costs, while communications and FDIC insurance expense declined.

The efficiency ratio as reported declined to 64.9% for the first quarter of 2017 compared to 66.9% for the fourth quarter, and was flat compared to the first quarter of 2016. The efficiency ratio adjusted for noncore items has remained below 65% for the last six quarters, while it increased slightly over the first quarter of 2016 because of higher noninterest expenses.

At the end of March we closed four full-service bank branches. As we have stated before, we continually evaluate our branch structure in an effort to optimize our efficiency.

I will now turn the call over to John to provide additional details around net interest income and margin, fee-based income, income tax expense, and balance sheet and capital activities.

John Rogers: Thanks, Chuck.

Net interest income grew 1% in the first quarter compared to the linked quarter and was 5% higher than the first quarter of 2016. Net interest margin grew 1 basis point from the linked quarter and 2 basis points compared to the first quarter of 2016.

The recent rise in interest rates has led to a higher funding cost on overnight borrowings, which has more immediate impact, while increases in interest rates on our variable rate loans is dependent upon contractual terms and will be realized over time. In addition, we termed out some overnight borrowings in the first quarter. This action was taken in anticipation of a rising rate environment throughout 2017 and in a slightly negative impact on margin. As we have seen for several quarters, loan growth has had a positive impact on net interest income. This quarter solid deposit growth assisted us in achieving our expectations on net interest margin.

Compared to the fourth quarter, average loan balances grew $61 million, or 3%, and we are up $157 million, or 7%, compared to the first quarter of 2016. Compared to the first quarter of 2016, average interest-bearing deposits, excluding certificates of deposits, increased almost $38 million, or 3%, while average noninterest-bearing deposits grew by $48 million, or 7%.

Accretion income, which is net of amortization expense from acquisitions, declined during the quarter to $829,000 compared to $874,000 in the fourth quarter and $951,000 in the first quarter of 2016. The impact of accretion income on net interest margin was relatively consistent compared with prior periods, as it added 11 basis points during the first quarter of 2017 and fourth quarter of 2016, and 12 basis points in the first quarter of 2016.

During the first quarter, fee-based income increased 10% and, as Chuck mentioned, was largely due to performance-based insurance commissions. Commercial loan swap fee income also grew during the quarter, more than tripling the amount from the fourth quarter and increasing 63% over the first quarter of 2016. As we continue to experience commercial loan growth, we see relative steady demand for commercial loan swaps, based on the current interest rate environment. Deposits account service charges declined 9% compared to the fourth quarter, as overdraft fees are seasonally lower in the first quarter of each year.

Compared to the first quarter of 2016, fee-based income grew 2% and was mostly due to higher bank-owned life insurance, trusts and investment and mortgage banking income. Insurance income declined compared to the first quarter of 2016 due to lower performance-based insurance commissions coupled with lower property and casualty commissions related to a soft commercial insurance market. Deposit account service charges, specifically overdraft fees in deposit accounts, also decreased compared to the first quarter of 2016.

During the first quarter of 2017 we recognized a reduction to income tax expense of approximately $100,000 related to the recent implementation of accounting guidance for stock-based compensation. Previously this adjustment would have been recorded in stockholders' equity. During the first quarter of 2017 the effective tax rate was 30.4%.

The securities portfolio remained stable at 25% of total assets at March 31, 2017. The investment securities yield increased 7 basis points compared to the linked quarter and was up 6 basis points compared to the first quarter of 2016, which was primarily driven by rate increases.

Period-end core deposits, which exclude $462 million of CDs, grew $131 million or 6% compared to December 31, 2016. The increase was largely due to higher governmental deposits, which were up $79 million, and noninterest-bearing deposits, which grew $51 million. As we mentioned last quarter, we typically see increases in governmental deposits during the first quarter of each year. Compared to March 31, 2016, core deposits increased 6%, or $127 million, mostly due to increases in noninterest-bearing deposits coupled with higher interest-bearing demand accounts and governmental deposits.

Noninterest-bearing deposits continued to comprise 29% of total deposits at March 31, 2017.

During the first quarter of 2017 brokered CDs increased $68 million compared to December 31, 2016. Short-term borrowings decreased $200 million from December 31, 2016, as deposit growth funded loan growth during the first quarter.

Our stockholders' equity increased $8 million during the first quarter compared to December 31, 2016. Most of the increase was attributed to net income coupled with a slight recovery in the market value of investment securities.

Our tangible equity to tangible assets ratio increased to 8.98% at March 31, 2017. This is an 18 basis point increase compared to the fourth quarter and 10 basis points over the first quarter of 2016. Our tangible book value per common share grew to $16.28 at March 31, 2017, an increase over $15.89 at December 31, 2016, and $15.39 at March 31, 2016.

We continue to maintain regulatory capital levels higher than well capitalized status. At March 31, 2017, our common equity Tier 1 capital ratio was 13.05%; our Tier 1 capital ratio was 13.34%; and our total risk-based capital ratio was 14.27%. The increase in our capital ratios compared to December 31, 2016, was largely due to net income increasing our stockholders' equity, along with relatively stable net risk-weighted assets.

Earlier this morning we announced our quarterly dividend. The dividend remained at $0.20 per share, which is approximately 41.5% of our reported net income for the quarter. As we stated last quarter, our target dividend payout ratio range is 40% to 50% of net income.

I will now turn the call back to Chuck for his final comments.

Chuck Sulerzyski: Thanks, John.

The first quarter included several positives:

Our return on average assets was 1.04%, which is the highest reported since the first quarter of 2013, when earnings were driven by high levels of loan recoveries.

Our return on average stockholders' equity increased to 8.14%. Our return on average tangible stockholders' equity grew to 12.95%.

Our nonperforming assets declined to 0.98% of total loans and OREO.

Total deposits grew 8% compared to December 31, 2016, and the deposit growth in the first quarter helped to improve net interest margin slightly.

And our tangible book value per common share increased 6% from a year ago to $16.28.

Looking forward to the remainder of 2017:

We expect to achieve point-to-point loan growth of 5% to 7%.

We continue to expect higher credit cost, as we do not expect to continue long term with net charge-off rates of 11 basis points.

We believe net interest margin for the year will be relatively stable with the first quarter.

Our fee-based revenue growth is expected to be in the mid single digits.

We plan to generate positive operating leverage for the full year of 2017.

We expect second-quarter noninterest expense to be below $27 million, with a similar amount being recorded for the last two quarters of 2017.

We believe our effective tax rate for 2017 will be around 31%.

And we are targeting an efficiency ratio of 62% to 64% for the full year of 2017.

We are pleased with our first-quarter results. However, we know that maintaining the momentum is key. We have the system upgrade behind us and are looking towards the future.

We are pleased with our progress on reducing nonperforming assets in the first quarter and will continue to focus on this for the remainder of the year.

We are still exploring acquisition opportunities as they arise, including bank, insurance, and trust and investment prospects. In the meantime, we are making meaningful progress on improving our business as a whole.

This concludes our commentary and we will open the call for questions. Once again, this is Chuck Sulerzyski, and joining me for the Q&A session is John Rogers, Chief Financial Officer. I will now turn the call back to the hands of our call facilitator. Thank you.

Questions & Answers

Operator: Thank you, sir. (Operator Instructions) Scott Siefers; Sandler O'Neill + Partners.

Brendan: This is actually Brendan on the line for Scott. So I appreciate the guidance on expenses coming in around $27 million in the 2Q and then holding there throughout the remainder of the year. I think that's a little bit better than we were looking for originally, even given this quarter's little bit higher expenses. Can you talk about what is driving the ability to hold expenses at that level through the remainder of the year?

Chuck Sulerzyski: Well, we mentioned the branch closings in the script. As publicly announced earlier we had the retirement of Dan McGill, and we had benefits costs more heavily weighted to the first quarter. John, what did I miss?

John Rogers: Yes, Brendan, I'd kind of summarize it as this. We have health savings account contributions that we make in the first quarter; doesn't reoccur the rest of the year. So that's about $400,000. Some of our stock gets granted in the first quarter is to retirement-eligible employees, and that gets expensed up front. That's a good number. And we had the retirements, as Chuck mentioned, and the branch closures. And when you kind of add all that up it's probably about $700,000 to $800,000 in expenses that should -- either benefit going forward or should not reoccur in the second quarter thereafter.

So I think we have the positives of the insurance income, but we also have some one-time expenses that happens in the first quarter as well. So that's how we're looking at expenses as we move forward. And I think the guidance -- as it says, we're expecting to be below $27 million for the next quarter.

Brendan: Fantastic. I appreciate the color there. And then just switching gears a little bit, I wanted to spend a minute on the indirect portfolio. You guys have seen some very nice growth there over the past year or so. And I was hoping, one, you could remind us of the complexion of that book, and then, two, any updated thoughts you have on the credit quality there, and then pricing within the indirect book.

Chuck Sulerzyski: Yes. It continues to evolve. We continue to do -- within the auto sector the amount of new cars as a percentage is slightly increasing. Within the overall portfolio it remains about 80% auto, 20% motorcycles, all-terrains, and RV.

In terms of the credit quality, we continue to see improvement in our credit scores. Our average score last quarter on what we produced is 738. I'll give you the first-quarter scores for the last four years. In 2014 it was 697; in 2015 it was 709; in 2016 it was 727; in 2017 it was 738. So you continue to see score improvements. And I don't know how long that trend will continue but we are delighted.

Delinquencies are lower this quarter in indirect auto than they were in the first quarter of last year. So we're happy with the credit quality. We're thrilled with the volume.

In terms of the pricing, it is competitive, there's no doubt about it. But we remain optimistic that it is going to be -- that spreads on it will be increasing. So overall we're very happy with the portfolio.

John Rogers: And, Brendan, it's John. We did increase our pricing in the first quarter. We're willing to sacrifice some volume for increased price, but I think we did quite well on the volume side even though we did increase our pricing. And we'll continue to look at that as we move forward.

Brendan: All right, fantastic. Thank you for taking my questions.

Operator: Michael Perito; KBW.

Michael Perito: Quick question on the insurance line -- do you have the dollar amount of the performance income this quarter and then in the first quarter of last year?

Chuck Sulerzyski: Yes, if you give us a second we can come up with that.

Michael Perito: And then any -- maybe in the meantime, Chuck, any thoughts -- I think in the prepared remarks you mentioned that the insurance market is still a little slower than normal, I guess. Any kind of outlook? I know you gave the overall noninterest income guidance, but specific to the insurance outlook any updated thoughts on what you think you can accomplish over the remainder of the year?

Chuck Sulerzyski: Yes. First, on the first part of your question, this year was $1.3 million in contingent. Last year it was $1.6 million in contingent. And the fact is that half that erosion had to do with claims, primarily driven by claims against some of the accounts that we have.

Our business is about two-thirds commercial. The other third is personal insurance and benefits. The personal insurance and the benefits business is doing well and increasing. The commercial is under pressure. We see flattening to decreasing of premiums continuing. I hate to say it, but it kind of makes you root for a hurricane. That's what will drive the carriers to firm up prices and increase prices, is some catastrophic losses.

And if you follow that business for a period of time, you generally have longer cycles. So that will turn at some point in time. We remain optimistic on the business. We see great opportunities in terms of cross-selling into our commercial portfolio from insurance and from commercial banking into insurance. So we like this and as we get towards the end of the cycle, the credit cycle, I remain optimistic that this product line in our fee income [basis] will be a strong protector during any potential downturn that may be around the corner.

Michael Perito: So, I mean, is it fair to say then, when you think about the mid single-digits growth rate for noninterest income, it seems like your [timeline] probably would be driven mainly by the trusts and electronic banking. It that fair? Is that where you're seeing the momentum that supports that? Or is there anything else that I'm missing?

Chuck Sulerzyski: No, I think that's fair. Swaps is a big piece of it. Swaps are going good this year. We expect that to continue.

Michael Perito: Okay. And then in terms of the loan growth, any updates on the commercial side of things, what kind of pipelines and demand you're seeing, line utilization, anything along those lines in your markets?

Chuck Sulerzyski: Line utilization is about 6% less this year than it was last year. The loan demand remains soft. It has been soft the last few years. We've grown loans 6%, 7%, 8% in that environment. We expect to be able to continue that.

Pipeline and anticipated fundings are in sync with the guidance that we've given in terms of total loan growth of 5% to 7%. It is -- we are not seeing a great deal of demand for capital from businesses. We are seeing more real estate. And we've kind of become a hair more cautious on real estate. We continue to grow our book by taking business away from primarily larger regional institutions.

Michael Perito: Okay, thanks for that. And then just one last one for me for now. On the overall size of the balance sheet, you mentioned securities are at the 25% of assets, which I think longer term was kind of your target range that you are looking for. You had a nice deposit growth quarter, obviously. Any thoughts on kind of the size of the investment portfolio going forward, John, and how you guys are thinking about that as the year unfolds?

John Rogers: Yes. I think if we continue to see loan growth at the high end of our range, you might see some shrinkage a little bit down in the investment book down to probably 24%. If we stay near the low end of our range on the loans we'd probably stick around this 25% number.

So the more we grow loans we're willing to shrink the investment book some.

Michael Perito: Okay. So you guys are -- I mean, that 25% kind of longer-term target, obviously that was I think, Chuck, it was a few years back when that number was really being discussed. But it sounds like you guys are comfortable bringing it down below that at this point?

Chuck Sulerzyski: Yes. I mean, when we set that number of 25%, I think at the time that we set it we were up around 40% --

Michael Perito: Yes, it was a few years back.

Chuck Sulerzyski: -- or the high 30s. So if we can keep growing loans we'll keep whittling it away over time.

John Rogers: Yes. Aspirationally I think if we had good solid loan growth and continued that, we probably would prefer to be in the lower end of the 20s.

Michael Perito: All right. Thanks, guys. Appreciate it.

Operator: Kevin Fitzsimmons; Hovde Group.

Kevin Fitzsimmons: I have just a few questions. On the insurance topic, given that I guess we saw a little bit of a softer seasonal balance this quarter than we might have thought. Should we still expect the same kind of seasonal decline next quarter? I think last -- a year ago it was about 25%. Like, should we make any revision to our thoughts about that for going into second quarter?

Chuck Sulerzyski: When you say 25%, you're talking about in particular on the insurance revenue or --?

Kevin Fitzsimmons: Right, specific on insurance. I think it was down linked quarter in the second quarter of a year ago about 25%, somewhere in that --

Chuck Sulerzyski: Yes. I mean, the $1.3 million of contingent does not repeat, so that will be gone. But if you look at last year at the bank level, we were -- revenue between Q1 and Q2 went down $150,000. So we had some things that mitigated that decrease in fee income in insurance.

Kevin Fitzsimmons: Got it. Okay. Can I just ask a question on the -- I know there was a question earlier on indirect and the growth rate. I know for a few calls in a row I think, Chuck, you've said that you don't expect that kind of growth to continue, but it's not going to be about you guys doing anything differently. It's just going to be about law of large numbers; as it gets bigger it's harder to grow.

But with this kind of rate is it more that it is just that healthy, or maybe other parts of the portfolio aren't growing like you might have thought a year or so ago when you were talking about that growth and the indirect slowing?

Chuck Sulerzyski: Well, eventually the rate of growth will slow down, just because the denominator will continue to get bigger. But we continue to originate more loans each month. Part of it is we don't do indirect lending over our total footprint. So we're getting into more dealers.

We also are optimistic -- we are expanding an initiative into more dealer-financed opportunities. Floor plan lending we've been able to pick up a very -- the president of a -- person who ran that for a large regional bank. And that may help our indirect business, too.

But I wouldn't sit and tell you that we're going to grow 54% year over year consistently over time. But it's not going to get down to normal growth, single digits, anytime soon. We're going to keep growing at a nice clip.

And as long as we can do it, make money, and get a fair rate -- you know, a little bit is we're lucky in that what are people buying. They're buying big trucks and SUVs. And our footprint is overwhelmingly trucks and SUVs. Sedans are relatively unpopular. And we've been the beneficiary of that. And that will continue, especially with the gas prices being relatively low.

Kevin Fitzsimmons: Got it. That's great color. And then just one last one, if I could slip it in, on the margin. Appreciate the outlook on that being stable over the course of the year. Can you guys just drill down a bit into some of the components? I would assume -- you refer to in the prepared comments about the benefit of Fed hikes taking time to really work through the balance sheet and get into the income statement. So I think that's one positive tailwind you have.

Accretion income I would suspect is going to slow very gradually over next several quarters. You mentioned deposit price competition being likely.

And then I guess on just a short-term basis the average earning asset mix, if those public fund deposits come in next quarters, does that make the earning asset mix a little less favorable versus this quarter and maybe a little bit of a headwind on the margin? I know that's a lot but just -- thanks.

John Rogers: No, I think you're pretty much summed it up good. I mean, I think accretion income will slow. It's been dropping anywhere probably from $50,000 to $100,000 a quarter. But it has been hanging in there. I think as we get near the end that the shrinkage will slow down a little bit.

I think you're right. Some of the public funds will go away. We'll have more days as we go out, right. First quarter is short on days compared to the rest. But we'll continue to work on deposit growth and other areas. I mean, we see a good influx of tax money this quarter.

So I think net-net, yes, we [probably] incur a little bit more on the wholesale borrowing side going forward. But I think we'll continue to see loan growth, et cetera, and then hopefully maintain some of this margin pretty close to where it's at.

And we'll see additional loans reprice, as you said. About two-thirds, 70%, of our book reprices within a given month and other ones take a little bit longer to reprice on the commercial loan side. So we'll continue to see some benefit of those in the quarters to come.

Kevin Fitzsimmons: Great. Thanks, guys.

Operator: (Operator Instructions) Daniel Cardenas; Raymond James.

Daniel Cardenas: Just a couple quick questions. Could you maybe give us a little bit of color as to what impact, if any, paydowns and payoffs had on loan growth this quarter?

Chuck Sulerzyski: Pretty -- nothing out of the usual. I mean, we got some of the criticized loans to pay off. That may be a little bit unusual in terms of the amounts of those. But it's single digits of millions of dollars more than normal. That would be -- but we had mentioned a loan that was a refrigerator supply -- or, excuse me, a food refrigeration storage facility that was challenged. And that paid us off. That was in the neighborhood of $15 million. But kind of other than that --

John Rogers: I think we had one commercial real estate loan payoff in January that was expected. I think that was close to $10 million. But there's always one or two of those a quarter that kind of comes due and goes permanent. But we have draws, et cetera, on other ones, so kind of normal business there.

Daniel Cardenas: Right. Kind of business as usual on that side. And then, John, I think you mentioned that you increased your pricing on the indirect portfolio. Was that kind of a late quarter event? Or did you guys do that earlier in the quarter?

John Rogers: It was probably mid quarter timeframe.

Chuck Sulerzyski: Yes.

John Rogers: I would say February. I believe sometime in there.

Daniel Cardenas: All right. And then --

John Rogers: But we keep looking at it.

Daniel Cardenas: Perfect. Okay. And then looking at your deposits, we saw some growth in the brokered deposits. Was that due to a reclassification? Or was that just brokered deposit -- just straight brokered deposit growth?

John Rogers: Some of it was reclass. It was generally CDARS that we've been buying and we bought a few more this quarter. So when we looked at the numbers we said that we should probably take those out of retail and put them in brokered. But they're not very long term in nature. Most of them mature 2017, 2018. We were kind of just leaning into the curve a little bit here as we expected overnight borrowing rates to increase, so that was kind of our strategy there.

Daniel Cardenas: Okay. And then jumping over quickly to the income statement, your FDIC insurance expense increased linked quarter. Was that really related to deposit growth? Or what was the driver there?

John Rogers: Yes, we had a true-up in the fourth quarter given the new rates that came out. So we were kind of lower there than normal. So we've kind of just gotten back up to the new level now. So I would kind of use that as you go forward.

Daniel Cardenas: And then, similar question on the amortization expense. Saw a fairly significant drop on a percentage basis. Is that kind of the new run rate for you guys on your amortization of intangibles?

John Rogers: That's correct, as we kind of turned the year into CDI drops and a new year. So that should be pretty consistent throughout the rest of the year.

Daniel Cardenas: Perfect. That's all I have for right now, so good quarter. Thanks.

Operator: Kevin Reevey; D. A. Davidson.

Kevin Reevey: So going back to your last comment on the percentage of your loan portfolio that reprices, did you say 70% reprices in a month? I just want to make sure I heard that correctly.

John Rogers: 70% reprices within the first month.

Kevin Reevey: Got you.

John Rogers: The commercial side, the commercial loan side.

Kevin Reevey: Right, the commercial side. That's what I thought. And then as far as the loan growth from a geographic standpoint, was most of the growth coming from Marietta? Or was it spread out between Marietta and Wilmington and some of your other markets?

Chuck Sulerzyski: Generally relatively evenly spread. A little higher in Northeast Ohio, a little lower in Southwest Ohio, but still generally evenly.

Kevin Reevey: And then on the commercial real estate as a percent of total risk-based capital, where does that number stand at the end of the first quarter?

Chuck Sulerzyski: It's less than 200%.

Kevin Reevey: Okay.

John Rogers: I wouldn't think it's dramatically different than prior quarters.

Kevin Reevey: Okay. And then on the brokered CD side, it looks like your yields declined about 13 basis points sequentially, even though rates were increasing in the market. Can you kind of talk about what was going there? Did you shorten the duration there?

John Rogers: Yes. I mean, as I stated earlier, what we did recently was lean into the curve a little bit and got some shorter duration, later 2017, 2018 maturity-type stuff, so those came with a lower rate. So that dropped the overall rate paydown on that book.

Kevin Reevey: Okay, great. Thank you.

Operator: Michael Perito; KBW.

Michael Perito: Just one quick last question for Chuck. Just on the M&A side, curious if you could maybe give us all some updated thoughts. It's been a little over two years I think since you guys closed NB&T. And I think in that couple of years I think a couple of your local competitors seem to be a little bit more vocal about participating in M&A on the small and mid cap side. Just curious on what you're seeing competitively and sizing up the opportunity that's out there for you.

Chuck Sulerzyski: Well, we continue to have conversations. I think banks that don't have a public currency or heavily traded currency are smarting from missing the run-up over the last five, six months. So I think they may be more open to doing something. But I think that there may be more optimism today in smaller banks that they may be able to have a better chance of keep going.

So I would say that at other times I've had more opportunities than I do today. But I do have opportunities. I do think that I would be disappointed if we don't announce something in this calendar year. But if we don't, I'll get over it. As long as we keep putting up earnings, improving the run rate at the Bank, that's okay, too. So we could be happy either way.

Michael Perito: Okay. Great. Thanks for the update.

Operator: Daniel Cardenas; Raymond James.

Daniel Cardenas: Just quickly on your branch rationalization efforts, were you pretty much done in Q1? Or could we expect to see perhaps one or two more branches get consolidated here in the future?

Chuck Sulerzyski: We continue to look at it. Our branches on average are smaller than the average bank branches. Clients continue to move to electronic capabilities. So I think that it's likely that over time we'll continue to refine our network. Does that mean we're going to do something in 2017? Maybe, maybe not.

Again, we want to digest the changes that we just made. We closed some in the back half of last year. So we continue to look at it. And if there are opportunities we'll take it.

Daniel Cardenas: Okay. And then, last question. As I look at your capital base, you're at about a 90% TCE ratio right now. Is that kind of optimally where you'd like to operate? Or do you think that number could potentially come down over time?

John Rogers: I think that's kind of where we'd like to stay at, definitely. If we were doing an acquisition we might be okay with temporarily going below that. But I think generally that's kind of where we'd like to operate that.

Daniel Cardenas: All right, great. Thanks for taking my questions.

Operator: And at this time there are no further questions. Sir, do you have any closing remarks?

Chuck Sulerzyski: Yes. I want to thank everybody for participating. Please remember that our earnings release and a webcast of this call will be archived on peoplesbancorp.com under the Investor Relations section. And as a reminder, our Annual Meeting of Shareholders will be held on Thursday, April 27, in Marietta, Ohio.

Thanks for your time and have a good day.

Operator: Ladies and gentlemen, the conference has now concluded. Thank you for attending today's presentation. You may now disconnect your lines.